Exhibit 99.1

News Release
Contact information:
John A. Jordan
Senior Director, Corporate Communications
617-299-2852

Altus Pharmaceuticals Reacquires European Development and Commercialization Rights to ALTU-135

- — Altus Secures 100% Control of Worldwide Development and Commercialization of ALTU-135 — -

CAMBRIDGE, Mass. – June 11, 2007 - Altus Pharmaceuticals Inc. (NASDAQ: ALTU), a biopharmaceutical company focused on oral and injectable protein therapeutics for gastrointestinal and metabolic disorders, today announced that the Company has reacquired from Dr. Falk Pharma the development and commercialization rights to ALTU-135 and ended their development and commercialization collaboration in Europe and countries of the former Soviet Union, Israel and Egypt. Altus’ consistent and pure enzyme combination, ALTU-135, is designed to improve fat, protein and carbohydrate absorption in pancreatic insufficient individuals, including cystic fibrosis patients.

Under the agreement, Altus regains control of all of the assets created in the collaboration. In addition, Dr. Falk Pharma has agreed to transfer the July 2004 Orphan Medicinal Product Designation granted to Dr. Falk Pharma by the EMEA (European Agency for the Evaluation of Medicinal Products). In exchange, Altus will pay Dr. Falk Pharma €12.0 million over three years.

“We believe that this agreement with Dr. Falk Pharma is in the best interest of our Company,” stated Sheldon Berkle, President and Chief Executive Officer of Altus. “Altus now has the freedom to evaluate multiple strategic options for worldwide commercialization, including retaining full commercial rights worldwide or seeking a new commercial collaboration, with the ultimate goal of maximizing the value of our ALTU-135 assets.”

In December 2002, Altus Pharmaceuticals and Dr. Falk Pharma entered into a development, commercialization and marketing agreement for ALTU-135 in Europe, the countries of the former Soviet Union, Israel and Egypt. Under the agreement, Altus granted Dr. Falk exclusive development and commercialization rights to ALTU-135 for the treatment of symptoms caused by exocrine pancreatic insufficiency. To date, Altus has received upfront and milestone payments from Dr. Falk under the agreement totaling €11.0 million.

About ALTU-135

ALTU-135, the Company’s orally administered enzyme replacement therapy for patients with pancreatic insufficiency, is manufactured by blending three drug substance enzymes: lipase, protease and amylase. This consistent and pure enzyme combination is designed to improve fat, protein and carbohydrate absorption in pancreatic insufficient individuals. ALTU-135 has been granted orphan drug and fast-track designation as well as CMA Pilot 2 program status by the Food and Drug Administration (FDA). In May, 2007, Altus initiated the DIGEST trials (Determining the efficacy and safety of an Innovative GastrointESTinal enzyme complex), the Company’s pivotal Phase III clinical program for ALTU-135, which consists of an efficacy trial and a long-term safety trial. Altus expects to recruit approximately 300 patients from more than 50 sites worldwide for the two trials, making this Phase III program the largest ever conducted to evaluate the efficacy and safety of pancreatic enzyme replacement therapy in cystic fibrosis patients.

About Altus Pharmaceuticals Inc.
Altus Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The Company’s website is http://www.altus.com.

Safe Harbor Statement
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to the development and commercialization of ALTU-135 and the potential for collaborative partnering. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including its Annual Report on Form 10-Q for the fiscal quarter ended March 31, 2007. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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